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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, DC 20549


                                   FORM 8-K


                                CURRENT REPORT


       PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE OF 1934



                       Date of Report December 11, 1996


                                   DCX, Inc.
            (Exact name of registrant as specified in its charter)


Colorado                          0-14273                             84-0868815
(State of                       (Commission                        (IRS Employer
incorporation)                  File Number)                 Identification No.)


3002 North State Highway 83, Franktown, CO                            80116-0569
(Address of principal executive offices)                              (Zip Code)


       Registrant's telephone number, including area code (303) 688-6070



                                Not Applicable
         (Former name or former address, if changed since last report)



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ITEM 5, OTHER EVENTS.


MANAGEMENT CHANGES.

On December 17, 1996, the Board of Directors of the Company announced that it had arrived at mutual agreement with regard to the following changes in the management of the Company which are effective on January 1, 1997:

Present Chairman, John G. Anderson become Chairman Emeritus and remains a director.

Present President and Chief Executive Officer, Jeanne M. Anderson, becomes Chairman of the Board of Directors.

Present Director for Strategic Planning, Steven Carreker becomes President and Chief Executive Officer.


LITIGATION:

Airtech International Agreement. On December 1, 1996, the Company filed a complaint in the District Court for Douglas County, Colorado, against Airtech International Corporation ("Airtech"), John Potter, and C.J. Comu. The Company alleges, among other items, that the defendants failed to pay funds that they agreed to pay the Company, that the defendants breached the Agreement for Exchange of Shares dated July 29, 1996, between the Company and Airtech ("Agreement"), and that the defendants made material misrepresentations of facts to the Company. The complaint seeks recovery of costs and expenses incurred by the Company, and seeks payment of funds the defendants agreed to pay the Company.

Third Terminated Contract. On December 19, 1996, the Company filed a motion with the Armed Services Board of Contract Appeals for reinstatement of a previously filed motion related to the third contract with Defense General Supply Center for the production of lighting sets which contract had been terminated for default in 1988. The U.S. Supreme Court recently denied the Company's petition for certiorari asserting the termination was for the convenience of the Government. The reinstated motion asserts that the government did not fulfill its duty to mitigate the damages to the government resulting from the reprocurement costs incurred by obtaining the light sets from the substitute vendor. If sustained, the reprocurement costs of approximately $237,000 would not be assessable to the Company.



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                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                     DCX, INC.
                                                   (Registrant)


December 24, 1996                 /s/ Frederick G. Beisser
                                  ----------------------------------------------
                                  Frederick G. Beisser
                                  Secretary, Treasurer & Chief Financial Officer



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